Exhibit 99.1

COHU, INC.
12367 CROSTHWAITE CIRCLE
POWAY, CA 92064
FAX (858) 848-8185
PHONE (858) 858-8100
www.cohu.com
Cohu Reports First Quarter 2009 Operating Results
POWAY, Calif., April 23, 2009 — Cohu, Inc. (NASDAQ:COHU) today announced that net sales were $36.6 million for the first quarter ended March 28, 2009 compared to $58.4 million for the first quarter ended March 29, 2008 and $41.4 million for the fourth quarter ended December 27, 2008. Net loss for the first quarter of 2009 was $(6.3) million or $(0.27) per share compared to net income of $2.0 million or $0.08 per share for the first quarter of 2008 and a net loss of $(7.6) million or $(0.33) per share for the fourth quarter of 2008. Net loss for the first quarter ended March 28, 2009 and the fourth quarter ended December 27, 2008 included pretax charges of $2.6 million and $5.5 million, respectively, for the write-down of inventory due to weak business conditions in the back-end semiconductor equipment industry. Net loss for the fourth quarter ended December 27, 2008 also included a $2.6 million charge for acquired in-process research and development associated with our acquisition of Rasco GmbH that closed on December 9, 2008.
Cohu is presenting unaudited non-GAAP financial measures to provide additional insight into underlying operating performance on a comparable basis. The unaudited non-GAAP financial measures exclude charges and the related income tax effect for share-based compensation and the amortization of acquired intangible assets. On a non-GAAP basis, the net loss for the first quarter of 2009 was $(4.7) million or $(0.20) per share compared to net income of $3.1 million or $0.13 per share in the same period last year.
Sales of semiconductor equipment accounted for 67.2% of first quarter 2009 sales. Microwave communications equipment and television cameras and related equipment contributed 22.1% and 10.7%, respectively, for the same period.
Orders were $34.4 million for both the first quarter of 2009 and the fourth quarter of 2008. Orders for semiconductor equipment were $20.2 million in the first quarter of 2009 compared to $21.0 million in the fourth quarter of 2008. Total consolidated backlog was $44.4 million at March 28, 2009 compared to $46.6 million at December 27, 2008. Cohu expects second quarter 2009 sales to be approximately $31 million.
James A. Donahue, President and Chief Executive Officer, stated, “After a sequential decrease of 32% in the fourth quarter of 2008, orders for Cohu’s semiconductor equipment were down only 4% sequentially in Q1. This is in line with recent comments from some semiconductor companies that business may have reached a bottom in the first quarter. We received the first orders for Pyramid, our new IC test handler that incorporates proprietary thermal technology to optimize speed grading of microprocessors and high-speed graphics chips. Characterization and production qualification is underway at a major microprocessor manufacturer.”
Donahue continued, “Our microwave equipment operations recorded increased orders and had another excellent quarter. With a record backlog and solid order pipeline, principally in defense and law enforcement applications, we expect BMS to have a strong second quarter.”
Donahue concluded, “Equipment utilization on some IC test floors is trending up slightly and certain customers have increased their forecasts in recent weeks.  While this is encouraging, the business environment remains difficult and equipment utilization is still well below normal levels.  During this downturn, we have reduced costs and with our strong balance sheet, we are continuing to make investments that will enable Cohu to benefit as business conditions improve.”
Use of Non-GAAP Financial Information:
Included within this press release are non-GAAP financial measures that supplement the Company’s Condensed Consolidated Statements of Operations prepared under generally accepted accounting principles (GAAP). These non-GAAP financial measures adjust the Company’s actual results prepared under GAAP to exclude certain charges. Reconciliations of GAAP to non-GAAP amounts for the periods presented herein are provided in schedules accompanying this release and should be considered together with the Condensed Consolidated Statements of Operations.

These non-GAAP measures are not meant as a substitute for GAAP, but are included solely for informational and comparative purposes. The Company’s management believes that this information can assist investors in evaluating the Company’s operational trends, financial performance, and cash generating capacity. Management believes these non-GAAP measures allow investors to evaluate Cohu’s financial performance using some of the same measures as management. However, the non-GAAP financial measures should not be regarded as a replacement for (or superior to) corresponding, similarly captioned, GAAP measures.
Forward Looking Statements:
Certain matters discussed in this release, including statements concerning Cohu’s new products and expectations of business conditions, orders, sales, revenues and operating performance are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected or forecasted. Such risks and uncertainties include, but are not limited to, difficulties in integrating the Rasco acquisition; expected synergies and cost savings from the acquisition may not be realized; market opportunities as a result of the acquisition may be smaller than anticipated or may not be realized; reduced demand for our products as a result of the global economic crisis; customer orders may be canceled or delayed; the concentration of our revenues from a limited number of customers; our ability to convert new products under development into production on a timely basis, support product development and meet customer delivery and acceptance requirements for next generation equipment; failure to obtain customer acceptance resulting in the inability to recognize revenue and accounts receivable collection problems; inventory, goodwill, other intangible asset and deferred tax asset write-downs; intense competition in the semiconductor test handler industry; our reliance on patents and intellectual property; compliance with U.S. export regulations; and the cyclical and unpredictable nature of capital expenditures by semiconductor manufacturers. These and other risks and uncertainties are discussed more fully in Cohu’s filings with the Securities and Exchange Commission, including the most recently filed Form 10-K and Form 10-Q. Cohu assumes no obligation to update the information in this release.
About Cohu:
Cohu is a supplier of test handling, burn-in and thermal solutions used by the global semiconductor industry, microwave communications and closed circuit television equipment.
Cohu will be conducting their conference call on Thursday, April 23, 2009 at 2:00 p.m. Pacific Time/5:00 p.m. Eastern Time. The call will be webcast at www.cohu.com. Replays of the call can be accessed at www.cohu.com.
For press releases and other information of interest to investors, please visit Cohu’s website at www.cohu.com. Contact: Jeffrey D. Jones — Investor Relations (858) 848-8106

COHU, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended (1)
	March 28,	March 29,
	2009	2008
Net sales	$36,582	$58,409
Cost and expenses:
Cost of sales	29,187	37,602
Research and development	7,965	10,001
Selling, general and administrative	9,045	8,991

	46,197	56,594

Income (loss) from operations	(9,615)	1,815
Interest and other, net (2)	483	1,448

Income (loss) from operations before income taxes	(9,132)	3,263
Income tax provision (benefit)	(2,870)	1,311

Net income (loss)	$(6,262)	$1,952

Income (loss) per share:
Basic	$(0.27)	$0.08

Diluted	$(0.27)	$0.08

Weighted average shares used in computing income (loss) per share (3):
Basic	23,344	23,053

Diluted	23,344	23,235

(1)	The three-month periods ended March 28, 2009 and March 29, 2008 were each comprised of 13 weeks. Total share-based compensation recorded in the first quarter of fiscal 2009 under SFAS 123R was approximately $708,000 and is included in cost of sales ($58,000); research and development ($204,000); and selling, general and administrative expense ($446,000). Total share-based compensation recorded in the first quarter of fiscal 2008 under SFAS 123R was approximately $1,025,000 and is included in cost of sales ($85,000); research and development ($300,000); and selling, general and administrative expense ($640,000).

(2)	Includes a short-term investment loss of $350,000 in the quarter ended March 29, 2008.

(3)	For the first quarter ended March 28, 2009, potentially dilutive securities were excluded from the per share computations due to their antidilutive effect.

COHU, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands) (Unaudited)

	March 28,	December 27,
	2009	2008
Assets:
Current assets:
Cash and investments	$83,032	$88,385
Accounts receivable	26,488	31,945
Inventories	50,184	53,314
Deferred taxes and other	27,374	25,620

Total current assets	187,078	199,264
Property, plant & equipment, net	38,222	39,429
Goodwill	59,704	60,820
Intangible assets, net	38,156	40,993
Other assets	4,263	3,663

Total assets	$327,423	$344,169

Liabilities & Stockholders’ Equity:
Current liabilities:
Deferred profit	$3,420	$4,434
Other current liabilities	33,832	39,241

Total current liabilities	37,252	43,675
Deferred taxes and other noncurrent liabilities	14,229	14,955
Stockholders’ equity	275,942	285,539

Total liabilities & stockholders’ equity	$327,423	$344,169

COHU, INC.
Supplemental Reconciliation of GAAP Results to Non-GAAP Financial Measures (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended
	March 28,	March 29,
	2009	2008
Income (loss) from operations — GAAP basis (a)	$(9,615)	$1,815

Non-GAAP adjustments:
Share-based compensation included in (b):
Costs of goods sold	58	85
Research and development	204	300
Selling, general and administrative	446	640

	708	1,025
Amortization of intangible assets included in (c):
Costs of goods sold	1,303	622
Research and development	—	—
Selling, general and administrative	207	48

	1,510	670

Income (loss) from operations — non-GAAP basis (d)	$(7,397)	$3,510

Net income (loss) — GAAP basis	$(6,262)	$1,952
Non-GAAP adjustments (as scheduled above)	2,218	1,695
Tax effect of non-GAAP adjustments (e)	(705)	(549)

Net income (loss) — non-GAAP basis	$(4,749)	$3,098

GAAP net income (loss) per share — diluted	$(0.27)	$0.08

Non-GAAP net income (loss) per share — diluted (f)	$(0.20)	$0.13

Management believes the presentation of these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provides meaningful supplemental information regarding the Company’s operating performance. Our management uses these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods and these non-GAAP measures allow investors to evaluate the Company’s financial performance using some of the same measures as management. Management views share-based compensation as an expense that is unrelated to the Company’s operational performance as it does not require cash payments and can vary in amount from period to period and the elimination of amortization charges provides better comparability of pre and post-acquisition operating results and to results of businesses utilizing internally developed intangible assets. However, the non-GAAP financial measures should not be regarded as a replacement for corresponding, similarly captioned, GAAP measures.

(a)	(26.3)% and 3.1% of net sales, respectively.

(b)	To eliminate compensation expense for employee stock options, restricted stock units and our employee stock purchase plan determined in accordance with SFAS 123(R).

(c)	To eliminate the amortization of intangible assets acquired in the fiscal 2008 acquisition of Rasco, the fiscal 2007 acquisition of Tandberg Television AVS GmbH, the fiscal 2006 acquisition of Unigen and the fiscal 2005 acquisition of KryoTech.

(d)	(20.2)% and 6.0% of net sales, respectively.

(e)	To adjust the provision (benefit) for income taxes related to the adjustments described in notes (b) and (c) above based on applicable tax rates.

(f)	Computed using number of GAAP diluted shares outstanding for each period presented.